Exhibit 99.1

Effective June 29, 2018, the Company increased the price at which it issues shares under its distribution reinvestment plan from $6.55 per share to $6.60 per share. As previously disclosed by the Company, the price at which shares are issued under the distribution reinvestment plan is determined by the Company’s board of trustees or a committee thereof, in its sole discretion, and shall (i) not be less than the net asset value per share determined in good faith by the board of trustees or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (or the “NAV Per Share”) and (ii) not be more than 2.5% greater than the NAV Per Share as of such date.

The Company’s total shareholders’ equity as of June 30, 2018 is estimated to be between $2,845 million and $2,900 million.  The Company’s total shareholders’ equity has not yet been finally determined.  As a result, there can be no guarantee that the Company’s total shareholders’ equity will fall within the estimated range presented.